Exhibit 10.2

SERVICE ADMINISTRATION AND SCHEDULING AGREEMENT

CONTRACT EXHIBIT

This Agreement is dated July 17, 2012 and made between SERVICEPOWER, INC, a Delaware corporation whose principal office is at 222 Severn Drive, Suite 301, Building 4-D, Annapolis, MD21403 (“ServicePower”) and SERVICE TEAM INC, a Nevada corporation whose principal office is at 7121 Engineer Road, San Diego, CA92111 (“the Client”)

BACKGROUND

(A)
ServicePower specializes in providing managed services for, among other things, outsourced service call management in the form of appointment scheduling, dispatch management, claims processing, survey management and business intelligence.  ServicePower offers these managed services as part of its ServiceOperations solution set

(B)	The Client wishes to engage ServicePower to provide the Services described in this Agreement on the terms and conditions appended to this Agreement.

For the purposes of this Agreement:

“Initial Term”	Years
“Software”	SERVICEDispatch SERVICEOutsourcing (Yellow Page Service) SERVICEClaims
“Territory”	United States of America & Canada

NOW in consideration of the mutual covenants and promises contained herein, ServicePower agrees to provide the Services and the Client agrees to accept and pay for the Services on the terms set out in standard terms and conditions attached hereto.

IN WITNESS whereof, the parties have caused this Agreement to be executed in duplicate by their respective duly authorised officers:

For ServicePower		For the Client

Signature	/s/ Sally Gillings	Signature	/s/ Carlos Arreola
Title	CFO	Title	President
Date	7/31/2012	Date	7/23/2012

TERMS AND CONDITIONS

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement unless the context otherwise indicates:

“this Agreement”	means the agreement constituted by the Contract Exhibit and these terms and conditions and any appendices or exhibits to them;
“Change Request Form”	means a request for a change in the Services in the form set out in Exhibit 5;
“Commencement Date”	means the date on which the Contract Exhibit is signed by the last of the parties to sign it;
“Confidential Information”	has the meaning given in Section 13.1;
“EULA”	means the end user license agreement granted by ServicePower to the Client to use the Services as set out in Exhibit 4;
“Go Live Date”	means the date on which the Hosted Services are made available for commercial use by the Client;
“Hosted Services”	means making the Software available for use by the Client as a hosted service on ServicePower’s website;
“Implementation Plan”	means the plan to be developed by the parties under Section 2.2;
“Implementation Services”	means the services to be undertaken by ServicePower to make the Hosted Services available for use by the Client, as more fully described in Exhibit 2;
“Initial Term”	means the period shown in the Contract Exhibit commencing on the Go Live Date;
“Software”	means those of ServicePower’s application software products referred to in the Contract Exhibit as each is more particularly described in Exhibit 1 Part 1;
“Services”	means the Implementation Services, the Hosted Services and any services provided by ServicePower under Section 5;

1.2	A reference to a Section, appendix or exhibit is to the relevant Section of or appendix or exhibit to this Agreement.

1.3	Section headings are included for convenience only and shall not affect the interpretation of this Agreement.

1.4	Use of the singular includes the plural and vice versa.

1.5
Any reference to “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality).

1.6
Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative only and shall not limit the sense of the words preceding those terms.

1.7
The Exhibits and appendices form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the exhibits and appendices.

1.8
“Writing” or “written” refers to the representation or reproduction or words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

2	SERVICES

2.1
Upon the signing of this Agreement, and in accordance with a timetable to be agreed with the Client, ServicePower will provide the Implementation Services to configure the Product to meet the Client’s requirements and train the Client’s nominated personnel in the use of the Hosted Services.

2.2
During Task A1 of the Implementation Services, the parties will mutually agree a plan and a timetable (“the Implementation Plan”) for completion of the Implementation Services to achieve an agreed planned Go Live Date.  ServicePower and the Client agree to use all commercially reasonable endeavours to complete the Implementation Services in accordance with the Implementation Plan.  ServicePower will notify the Client immediately if any delay in the planned Go Live Date is likely to occur, will identify the cause for the delay and present to the Client an amended Implementation Plan to eliminate or minimize the delay, but ServicePower accepts no liability for any loss to the Client arising from any delay in the completion of the Implementation Services or any consequent deferral of the planned Go Live Date.

2.3
The Client acknowledges that any delay or failure on its part to complete any tasks assigned to it in the Implementation Plan are likely to delay the Go Live Date and may result in ServicePower incurring additional costs.  In that event, ServicePower shall be entitled to treat any changes identified in the amended Implementation Plan as if those changes constituted additional services under Section 5 and to raise additional charges accordingly.

3	LICENSE

3.1
ServicePower grants the Client a non-exclusive, non-transferable right to use the Software in United States and Canada from the Go Live Date subject to the terms of the EULA, which the Client hereby agrees to observe and perform.

3.2	ServicePower undertakes to provide the Hosted Services to the Client in accordance with the service levels set out in Exhibit 1 Part 2.

4	PRICE AND PAYMENT

4.1
The price for the Implementation Services is set out in Exhibit 3 and shall be paid on the dates set out in Exhibit 3.  The price for the Implementation Services does not include travel, accommodation, subsistence or other out-of-pocket expenses incurred by ServicePower, its employees or agents in performing the Implementation Services.  Any such expenses will be incurred only with the Client’s prior approval and in accordance with any policies notified by the Client to ServicePower and shall be invoiced to the Client on a monthly basis until the Implementation Services have been completed.

4.2	The price for the additional services referred to in Section 5.1 is set out in Exhibit 3.

4.3	The price for the use of the Hosted Services will be calculated and paid as set out in Exhibit 3 with effect from Go Live Date or 3 months from the Commencement Date, whichever is sooner.

4.4	ServicePower will invoice the Client for any additional services referred to in Section 5 on completion of the relevant services, unless ServicePower’s estimate for those services provides otherwise.

4.5
All invoices are payable in full within 30 days from the date of ServicePower’s invoice.  If the Client fails to pay any invoice within the 30 day period, then, without prejudice to any other right or remedy available to it, ServicePower reserves the right:

4.5.1	to suspend provision of the Services until all due and payable invoices have been paid in full; and/or

4.5.2	to charge interest on outstanding invoices at the rate of 1% per month for every month or part of a month for which an invoice has been outstanding.

4.6
The Client shall report and pay all taxes, fees and charges associated with the Services, with use of the Services and with revenues and profits arising out of the use of the Services including sales Taxes and FCC Communication Taxes.  The Client shall not be responsible for the payment of any tax on ServicePower’s income.

5	ADDITIONAL SERVICES

5.1	ServicePower agrees to carry out the additional development work set out in the change request form attached as Exhibit 6 prior to the Go Live Date.

5.2
The Client may at any time deliver a Change Request Form requesting the provision of services from ServicePower in addition to those services shown in Exhibit 2 or identified in the Implementation Plan.

5.3
Upon receipt of a Change Request Form, ServicePower will provide the Client with a detailed specification of the work to be carried out in response to the request and an estimate of the cost of providing such services.  Any such estimate will be open for acceptance for a period of one month from the date of the estimate. Any such services will be provided at ServicePower’s standard charging rates from time to time.

5.4
If the Client delays the Implementation Plan as referred to in Section 2.3, the Client shall be deemed to have served a Change Request Form in respect of any additional work required under the amended Implementation Plan and will be responsible for any additional charges arising calculated at ServicePower’s standard rate for consultancy services from time to time.

5.5
In addition to any charges for provision of these additional services, the Client will also reimburse ServicePower for all travel, accommodation, subsistence and other reasonable out-of-pocket expenses incurred by ServicePower, its employees, servants or agents in providing the additional services.

5.6
List Rental in consideration of the fees set out in Exhibit 3, ServicePower will identify and provide the Client with the names and contact details for Consumer Electronic Servicers capable of providing the maintenance and repair services required by the client a “Servicer Data”

6	INDEMNITY

6.1
ServicePower warrants that it is the legal owner of all intellectual property rights in the Software (or, where applicable, that it is the duly authorised licensee of the legal owner of the intellectual property rights) and that the Client’s possession and use of the Software will not infringe the intellectual property rights of any third party.

6.2
Subject to Section 6.3 ServicePower undertakes at its own expense to defend the Client or, at ServicePower’s option, settle any claim or action brought against the Client alleging that the possession or use of the Software (or any part of the Software) in accordance with the conditions set out in this Agreement infringes the intellectual property rights of any third party (an “Infringement Claim”) and shall indemnify and hold harmless the Client against any reasonable losses, damages, costs (including legal fees) and expenses incurred by or awarded against the Client as a result of or in connection with any Infringement Claim.

6.3	The indemnity contained in Section 6.2 is conditional on:

6.3.1	the Client notifying ServicePower in writing, immediately upon its becoming aware of any Infringement Claim being made against it; and

6.3.2	the Client not making any admission as to liability or compromising or agreeing to any settlement of any Infringement Claim without ServicePower’s prior written consent; and

6.3.3	ServicePower’s having, at its own expense, the conduct of or the right to settle all negotiations and litigation arising from any Infringement Claim; and

6.3.4	the Client promptly giving ServicePower all such reasonable assistance as ServicePower requests in connection with those negotiations and any such litigation.

6.4	If an Infringement Claim is made, or in ServicePower’s reasonable opinion is likely to be made, ServicePower may at its sole option and expense:

6.4.1	procure Licensee the right for the Client to continue to use the Software in accordance with the terms of this Agreement; or

6.4.2	modify the Software so that it becomes non-infringing; or

6.4.3	replace the Software with non-infringing software; or

6.4.4	terminate the Client’s right to use the Software immediately by notice in writing to the Client.

ServicePower’s right to modify or replace the Software shall apply only provided that the modified or replacement Software functions in all material respects in the same manner as the Software and the Client’s right to use it is identical in all material respects to the rights granted under this Agreement.

7	WARRANTY

7.1	ServicePower warrants

7.1.1	that the Software will provide the functionality set out in Exhibit 1 Part 1; and

7.1.2	that the Services will be provided in a professional manner and in accordance with the service levels set out in Exhibit 1 Part 2.

7.2
The Client acknowledges and agrees that it has read and understood the specification of the Software and the Services set out in Exhibit 1 and has had the opportunity to witness demonstrations of the Software, that is has satisfied itself that the Software and the Services fulfil its current requirements and that it is entering into this Agreement on the basis of the specifications set out in Exhibit 1 and not in reliance on any other express or implied statement, representation or warranty made or given by or on behalf of ServicePower (including any representation or warranty as to the fitness of the Software or the Hosted Services for the particular purposes of the Client’s business or any representation or warranty that use of the Hosted Services will result in any cost savings or enhanced business opportunities.)

7.3
ServicePower warrants that any instructions, directions or other operating guides or assistance provided to the Client (whether in printed form, as help within the Software or through online helpsites) will, in conjunction with the training to be delivered as part of the Implementation Services, be sufficient to enable a reasonably competent individual to operate the Software for the purposes for which that individual is required to do so.

7.4	Save as aforesaid, all warranties, conditions and other terms, express or implied, statutory or otherwise are hereby excluded.

8	LIMITATION OF LIABILITY

8.1
This Section sets out the entire financial liability of ServicePower (including any liability for the acts or omissions of its employees, agents, consultants or sub-contractors) to the Client in respect of any breach of this Agreement, any use made by the Client of the Services or any part of them and any representation, statement, or other tortious act or omission, including any negligence in the performance of the Services.

8.2
In no event shall ServicePower be liable to the Client or any other person for any indirect or consequential damages (including loss of profits, loss of business, loss of anticipated savings, corruption of loss of data or information) or any incidental, special, exemplary or punitive damages arising out of any breach of this Agreement (including breach of the warranties set out in Section 7.1.)

8.3	ServicePower’s total liability in respect of any claim shall not in any event exceed the aggregate of 1 year’s fees for the Hosted Services.

8.4
Nothing in this Section shall be deemed to exclude or limit ServicePower’s liability in respect of any express indemnity given under this Agreement, any personal injury or death caused by the negligence of ServicePower, its employees or agents in the performance of the Services, nor for any fraud or fraudulent misrepresentation on the part of ServicePower, its employees or agents.

9	WORK PRODUCT

9.1
Unless otherwise agreed in writing, all materials and documents (including reports, summaries, and information compilations) relating to the Client’s business written, assembled or produced for the Client in the course of providing the Hosted Services shall belong exclusively to the Client and shall be deemed to be the Client’s Confidential Information for the purposes of Section 13.

9.2
All products, ideas, concepts, techniques, inventions, processes or works of authorship developed or created by ServicePower, its employees, agents, consultants or sub-contractors (“the Work Product”) and all copyrights, patents, trade secrets or other intellectual property rights in such Work Product shall belong exclusively to ServicePower, subject only to the Client’s rights under the EULA.  Upon request from ServicePower, the Client shall take (and shall cause any of its employees or agents to take) such further action, including any formal assignment of intellectual property rights, as ServicePower may request to give effect to this sub-Section.

10	TERM AND TERMINATION

10.1
Unless terminated under Section 10.2, this Agreement shall remain in force for the Initial Term and thereafter shall automatically be renewed for further periods of the same length as the Initial Term until terminated by either party giving the other not less than 90 days prior written notice expiring on the final day of any such period.

10.2	Either party may terminate this Agreement with immediate effect by giving written notice to the other if:

10.2.1	the other fails to pay any sum due under this Agreement on the due date for payment and remains in default for more than 7 days after being notified in writing to make such payment;

10.2.2	the other commits any other material breach of this Agreement and (if the breach is capable of remedy) fails to remedy it within 30 days of being required in writing to do so;

10.2.3
the other party (a) admits in writing its inability to pay its debts as they fall due; or (b) makes a general assignment for the benefit of its creditors; or (c) institutes proceedings to be adjudicated a voluntary bankrupt or consents to the filing of a bankruptcy petition against it; or (d) is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; or (e) seeks reorganisation under any bankruptcy act or consents to the filing of a petition requesting such reorganisation; or (f) has a decree entered against it by any court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in bankruptcy or in insolvency covering all or substantially of its property or providing for the liquidation of its property or affairs.

10.3
ServicePower may terminate this Agreement with immediate effect by giving written notice to the Client if any change in the management or control of the Client is likely, in ServicePower’s reasonable opinion, to result in ServicePower’s Confidential Information coming into possession of any person or entity which directly or indirectly carries on business in competition with ServicePower.

11	EFFECT OF TERMINATION

11.1	Termination of this Agreement for any reason will not affect any rights of either party which arose prior to termination.

11.2	The provisions of Sections 6, 8, 11, 12 and 13 shall remain in full force and effect, notwithstanding termination of this Agreement.

11.3	Upon termination of this Agreement, for whatever reason:

11.3.1	the Client shall immediately pay all fees and charges accrued up to the date of termination;

11.3.2
ServicePower will immediately cease provision of the Services to the Client.  Any and all data and information held by ServicePower in the course of providing the Services will be preserved and retained for a period of 3 months from the date of termination and thereafter will be destroyed.  At any time during that 3 month period, at the Client’s request and expense, ServicePower will supply the Client with copies of any or all of the data held or reports or extracts derived from that data.

12	RESTRICTIONS

Neither party shall while this Agreement remains in force or for a period of 12 months after it terminates (for whatever reason) offer employment to, or directly or indirectly enter into a contract for the services of, or attempt to entice away from the other (for their own benefit or for the benefit of any third party) any individual who was at any time during the 6 months prior to the offer or attempt an employee holding an executive or managerial position with, or an officer of the other party or any member of the other party’s group.

13	CONFIDENTIALITY

13.1
For the purposes of this Section, “Confidential Information” means all information and/or data belonging to or relating to either party, its associates, its or their businesses, activities, affairs, products, services, suppliers, customers or prospective customers disclosed (whether in writing, orally or by any other means and whether directly or indirectly) by either party to the other whether before, on or after the date of this Agreement which was stated to be confidential or which a reasonably prudent business person would regard as being confidential in nature, but does not include information which:

13.1.1	is or subsequently becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this Agreement;

13.1.2
the recipient can establish to the reasonable satisfaction of the disclosing party that it found out the information from a source not connected with the disclosing party or its Group and that the source was not under any obligation of confidence in respect of the information; or

13.1.3
the recipient can establish to the reasonable satisfaction of the disclosing party that the information was known to the recipient before the date of this agreement and that it was not under any obligation of confidence in respect of the information.

13.1.4
Each of the parties undertakes that it will not at any time use any Confidential Information belonging to the other party for its own purposes or disclose or communicate any such Confidential Information to any third party except its professional representatives or advisers or as may be required by law or by the order of any court or other competent authority, and further undertakes to use all reasonable endeavours to procure that such information is kept strictly private and confidential by those of its employees, agents, consultants and sub-contractors to whom any such confidential information is disclosed.

13.2
If the Client operates its own network of servicers or field service providers to carry out installation, maintenance and repairs, ServicePower acknowledges that the collection of data comprising details of the network is part the Client’s Confidential Information and accordingly agrees that it will not use that data for its own benefit or for any purpose other than the delivery of the Hosted Services to the Client.  The Client acknowledges that ServicePower also maintains and operates a network of field service providers, that individual providers may provide services to both parties and that ServicePower may, in the future, independently recruit providers as members of its own network who are existing members of the Client’s network.  The Client agrees that this will not constitute a breach of ServicePower’s duties under this Section provided ServicePower identifies and recruits new members of ServicePower’s network from information which is in the public domain and not obtained from information supplied by the Client.

14	NOTICES

14.1
Any notice given under this Agreement shall be in writing and may be served by delivering it personally or sending it by express air courier, US Mail, registered or certified mail return receipt requested, fax or e-mail to the address and for the attention of the relevant party notified by the parties to each other for the purposes of this Agreement from time to time. Any such notice shall be deemed to have been received:

14.1.1	if delivered personally, or by courier, at the time of delivery;

14.1.2	If sent by post, 48 hours after it was posted;

14.1.3	in the case of fax or email at the time of transmission, provided that the sender can produce evidence that the fax or email was duly transmitted and delivered to the recipient’s address.

provided that if deemed receipt occurs on a Saturday, Sunday or public holiday, or after 5pm on a normal working day the notice shall be deemed to have been received at 9am on the next normal working day.

15	FORCE MAJEURE

Neither the Client nor ServicePower shall be liable for any delay or failure to perform any of its obligations under this Agreement where such delay or failure is caused by circumstances beyond its reasonable control which prevent it from performing the obligations in question.  The affected party must notify the other party promptly giving an estimate of the likely period of delay.  Any timetable for the delivery of all or any part of the Services shall then be amended accordingly.

16	ASSIGNMENT AND SUBCONTRACTING

The Client shall not, without ServicePower’s prior written consent, assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it, nor purport to do any of the same, nor sub-contract any or all of its obligations under this Agreement.

17	WAIVER

The failure to exercise wholly or partially or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement does not constitute a waiver of any continuing breach or of any other breach or default and shall not affect the other terms of this Agreement. A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement will not prevent a party from subsequently requiring compliance with the waived obligation. The rights and remedies provided by this Agreement are cumulative and (subject as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law. Any waiver, to be effective, must be in writing.

18	UNENFORCEABILITY

If any of the provisions of these terms and conditions is judged to be invalid, illegal or unenforceable, the continuation in full force and effect of the remainder of them will not be prejudiced, but such provision shall be deemed modified to the extent necessary in the court’s opinion to render such term or provision enforceable and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreement of the parties set out in this Agreement.

19	ENTIRE AGREEMENT

19.1	This Agreement constitutes the entire agreement between the parties.

19.2
Each of the parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) which it may have relied on in entering into this Agreement. The only remedy available to it shall be for breach of contract under the terms of this Agreement. Nothing in this Section shall, however, operate to limit or exclude any liability for fraud.

19.3	This Agreement supersedes and overrides any prior agreement or understanding between the parties relating to any matter governed by this Agreement.

20	VARIATION

No variation of the terms of this Agreement will be valid unless made or confirmed in writing by duly authorised signatories of both parties.

21	GOVERNING LAW

21.1	This Agreement shall be governed by an interpreted and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.

21.2
The courts of the State of New York shall have jurisdiction in respect of any dispute arising out of this Agreement, but nothing in this Agreement shall restrict, prevent or hinder either party from seeking interim or permanent injunctive relief against the other in the courts having jurisdiction over the other..

Exhibit 1

Part 1- The Software

SERVICEDispatch
A web based system that provides management and dispatch services to Client and independent service providers (Servicers”).  Servicer’s  may be assembled into groups with similar attributes – that group is known as a “Service Network”.

 For Client these services include:
•	A database of the key attributes (eg: geography served, Brand and Model of equipment serviced, service capacity, dispatch policy) of each member of the Service Network
•	The ability to manage Servicer attributes and control the probability of a particular Servicer receiving certain types of service work
•	The ability to report on key performance indicators of the Service Network
•	The ability to serve appointment offers to call center staff via a web services interface

For Servicers these services include:
•	The ability to offer their services to the Client’s marketplace for specified brand/model combinations
•	The ability to make their service capacity available to Client
•	The ability to receive work orders directly from Client and to accept or reject those orders

SERVICEOutsourcing (Yellow Page Service)]
A dispatch service arranged by ServicePower on behalf of the Client. When requested by the Client, ServicePower will identify a servicer willing to accept and deliver on-site service for a negotiated fee.  The objective of the Yellow Page service is to provide timely, quality service in market areas where the Client is unable to locate a Servicer.
ServicePower will provide the following as part of [SERVICEOutsourcing]:
•	status of dispatch acceptance to call center staff via a web services interface
•	notification to customer to communicate current dispatch assignment/acceptance.
•	web services allowing the ability to retrieve and display the in-progress dispatch status from the Yellow Page Servicers in real-time – where the servicer is providing the status information.
•
access to the status of booked calls via web services with the ability for the Client’s call center agents to communicate questions relating to an individual call or customer updates to a booked call through the same web services.

SERVICEClaims
A web based system that provides electronic warranty and service contract claims management services to providers of service contracts. The system allows:
•	Servicers to file claims, query status and correct mis-filings for payment electronically
•	Servicers to order required service parts
•	Audit and validation rules to be configured
•	Warranty data to be analysed and reported on.
•	On-line claim form customization to include Client logo, data element custom descriptions and text in French, Spanish and English

•	Batch claim data file import programs customized to servicing dealers that use custom and commercially available service management software (CE, MA and HVAC only)
•
Selection of 250+ table-driven claims edit validations plus any custom validations required and approved by Client included in the Setup Customization Document defined during Task  2 of the Implementation Services

•	Hard copy claims process including receipt, data entry, and file merge into ServiceClaims.
•	Receipt and attachment of all master files including models, parts and product registrations supplied in the ServicePower file formats unless otherwise stated in the Setup Customization Document.
•	Systematic ability to hold claims in a manufacturer review status
•	Menu driven master file maintenance.
•	Menu driven adjustment and reversal maintenance

Part 2- Service levels

1	AVAILABILITY

The Services shall experience less than 0.1% Downtime between the hours of 8:00 am and 10:00pm EST (or 168 minutes) during each month during the contract term. ServicePower shall monitor the hosting services with a minimum frequency of 15 minute intervals. For these purposes, “Downtime” means any period of unavailability of any part of the Hosted Services due to the failure of ServicePower, its data center or any affiliate, but excluding any such period of unavailability due to Scheduled Maintenance (as described below) or any attributable to any cause defined as Force Majeure under Section 15.  ServicePower shall monitor the hosting services with a minimum frequency of 15 minutes

2	SCHEDULED MAINTENANCE

2.1
Maintenance Outages.  ServicePower will from time to time carry out application maintenance, system maintenance, and facility maintenance works that may result in planned outages and shall in no way be deemed to be a breach of ServicePower’s obligations under this Agreement.

2.2
Application Maintenance.  ServicePower will give the Client prior notice of application maintenance works if such maintenance will result in known unavailability of the Services. Application maintenance works will be carried out between the hours of 12:00am and 4:00am and planned outages due to such works will not exceed 4 hours on any day.

2.3
System Maintenance.  Whenever possible, ServicePower will give the Client three (3) days prior notice of any system maintenance works.  The Services will not be available to the Client while such works are being carried out.  Planned outages due to system maintenance works will not exceed one planned outage in any month.

2.4
Facility Maintenance.  ServicePower will give the Client at least fourteen (14) days prior notice of any facility maintenance works.  The Services not be available to the Client while such works are being carried out, and will be delayed the day following a facility maintenance outage for a period of time equivalent to the duration of the facility maintenance outage referenced in the notification.  Planned outages due to facility maintenance works will not exceed one Planned outage in any month.

3	EXCLUSIONS

The Service Level Warranty specified in paragraph 1 above shall not apply to any performance issues

3.1	attributable to any cause described in Section 15 of this Agreement (“Force Majeure”)

3.2	that resulted from any actions or inactions of Client or any third parties; or

3.3
that resulted from Client’s equipment and/or third party equipment (not within the sole control of ServicePower or its representatives).  Any delays in the availability of Client’s platform occurring as a result of matters identified in this subsection shall not be deemed a breach of the Service Level Warranty, and ServicePower shall not be liable for providing Client with any with any incremental costs associated with the unavailability of the Services.

4	TECHNICAL SUPPORT

4.1	The Client shall be responsible for providing 1st and 2nd Line support services to end users of the Hosted Services, comprising:

4.1.1	1st line support: management of the end user interface in answering business related issues and initial logging of problems;

4.1.2	2nd line support: analysis and filtering or problems and routing of verified bugs with appropriate diagnostics to ServicePower’s 3rd line support.

4.2
ServicePower will provide 3rd line support to the Client’s nominated representatives, comprising diagnosis of problems, and provision of workrounds, fixes or maintenance releases and provision of code changes.

4.3	ServicePower will provide 3rd line support Exhibit as follows:

4.3.1	Technical Support is provided to the Client from 9 am to 8pm Monday to Friday (excluding public holidays ).

4.3.2
Issues will be defined as Priority 1 (System Outage) and Priority 2 (Data errors and Priority 3 (System Performance, other application issues) .   Response and target resolution times are set out in the table below.

Priority	Response	Resolution
1	2 hours (via phone)	8 hours
2	1 business day	10 business days
3	5 business days	8 weeks

4.4	Initial Response

Since priority 1 calls require telephone contact, acknowledgement of receipt of the call is instantaneous. For other priorities, telephone or e-mail acknowledgement will be provided as soon as possible, but in any event within the initial response times shown in the above table.

The initial response will acknowledge receipt of the call, provide a call reference number, and if possible include an initial analysis of the problem and an estimated time to fix.

4.5	Resolution (target)

The target resolution time is measured from the time the initial call is received by ServicePower i.e. from the time of the call arriving in the support mailbox, or the initial telephone contact.

Where information/access to resources required for diagnosis is not forthcoming from the Licensee, the clock for resolution will stop until that information/resource is made available.

4.6
Client will be provided a phone contact for Priority 1 issues. Other issues will be communicated via email.  Upon contact, ServicePower will allocate a call reference number and it will be entered to a call tracking database.    Details required by ServicePower include

4.6.1	Client Technical Contact (including name, email address , location, telephone number, etc)

4.6.2	Description of Problem

4.6.3	Details of Problem

4.6.4	(iv) ServicePower technical support will correct of errors and defects causing system outage or performance issues.

(v)	Calls requesting any form of chargeable work will be referred back to the client for a change order to be raised.

(vi)	The Client will provide names of a minimum of two people who are authorized to contact technical support.

5	EXCLUSIONS

5.1	ServicePower will not be responsible for any failure or delay in resolving a support call where the call results from, or resolution of the call is delayed by;

•	acts or omissions of the Client, its employees and agents;
•	the acts or omissions of any third party for whom ServicePower is not responsible;
•	the failure in any interface developed by the Client, where the Software itself adheres to its stated specification;
•	non-availability of the test/acceptance environment;
•	failure by the Licensee to test or accept fixes, workarounds or circumvention’s promptly.

Exhibit 2

Implementation Services

The objective of the project is to implement the most minimal standard SERVICEOperations solution as defined in Schedule 1 to enable the Client to manage its US and Canadian service network, to electronically dispatch service work and process servicer claims for payment.  Project tasks and deliverables are defined in this Schedule.

Services included in this Agreement apply to SERVICEClaims and SERVICEDispatch.

2.1  Implementation Services Scope:
ServicePower acknowledges that the Client is familiar with ServicePower and its operations thus requiring minimal implementation set up and training.  ServicePower will work with Client personnel to implement the service offering in Client’s environment by performing the following tasks:

•	Project Initiation and management
•	Claims and Dispatch Setup
•	Integration to Dispatch
•	Claims Payment Setup and Reporting
•	User Acceptance Testing
•	User Training – 180 minutes Gotomeeting

Additional details concerning these tasks are defined in the next section.

Tasks and Deliverables:
The following tables describe the tasks to be performed by SP and the respective deliverable(s) expected as output from the tasks:

Tasks to be Performed	Deliverables
Task #1 Project Initiation and Management SP will present the minimal work plan and agree upon The Go Live Date,.	Deliverable #1.1: Implementation Plan Client request immediate implementation as knowledgable of ServicePower set-up.

Task #2: Claims and Dispatch Setup
Client will provide the following data elements , where applicable in formats provided by SP,:
• servicer networks

• brands

• products

• models

• call types

• rates

• service types

• service locations

• servicer ranking criteria.

The teams will jointly review the data, define gaps and resolve inconsistencies. Data table definitions added to the Business Process Document.

SP will review the edits and validations available in the Claims system and will create standard edits in system.
Deliverable #2:1 Mapped data files in Claims and Dispatch database

Exhibit 3

Prices

Implementation Services – one time fee

The price for the Implementation Services will be $ 12000 with $ 4025 due at go live date or 60 days after signing  and $ 725 for following eleven payments

Hosted Services Fees

List Rental is the price of the list rental referred to in sec 5 shall be $ 500 per month, with consumer electronic at golivedate.  Client may provide 60 day notice at any time to discontinue access to one or more lists and cease paying future monthly fee after the 60 day period.

X indicates services to be implemented as part of initial project

X      SERVICEDispatch

Year 1 – fixed minimum monthly fee $   500
or $ 2.85 per dispatch, which ever is greater.
Years 2 & 3 – fixed minimum monthly fee $ 750 or $ 2.85 per
Dispatch, which ever is greater

X      SERVICEClaims

Year 1 – fixed minimum monthly fee $    500
or $ 2.45 per claim, which ever is greater.
Years 2 & 3 – fixed minimum monthly fee $ 750 or $ 2.45 per
Claim, which ever is greater

X      SERVICEOutsourcing (Yellow Pages)

$35.00 per call

Fees for the ServiceOutsourcing/Yellow Pages service will be invoiced immediately upon the job being dispatched to the relevant servicer.  The Client will also be responsible for the payment of the servicer’s charges for parts and labor when claimed.

Fees for the ServiceOutsourcing/Yellow Pages service are payable upon dispatch in any event even if the service is not provided for any reason, including unit no longer needing service, unit exchange, repair too costly, unit under warranty, customer cannot be located, customer not available, call cancelled, duplicate calls and calls booked to an existing member of the Servicer Network.

Additional Fees for optional capability

Servicer Payment Processing Module X Checks and registers X Electronic funds transfers X EFT set up X 1099 Misc. Income Statements X Stop payment and reissue check	$ 1.50 each plus postage $ 1.00 each (registers are emailed) $ 5.00 per Servicer (for unregistered) $ 4.00 each $ 25.00 each

Warranty Analysis \ Reports Module - Standard reports suite - Advanced Business Intelligence capability will be available at an additional fee to be agreed.upon	included

Claims Audit Module - Unlimited usage	included

Exhibit 4

End User License Agreement

1
The Client may authorise designated members of its field service network and its staff (“the Licensed Users”) to use the Hosted Services solely for the Client’s own internal business purposes subject to the terms and conditions set out in this Exhibit, which states the Client’s entire right and entitlement to use the Hosted Services and the software required to provide those Services.

2
The Client acknowledges that all copyright, patents and other intellectual property rights of whatever nature in the Software and the Hosted Services is vested exclusively in ServicePower and accordingly agrees that it will not and will procure that none of its Licensed Users shall :

•
license, sublicense, sell, transfer, assign, distribute or otherwise to deal in any way with the Software or any information, products or documents available to it through using the Hosted Services or make the Hosted Services available to any third party (whether for reward or otherwise);

•	modify or make derivative works based on the Software

•	create web links to the Hosted Services or frame or mirror any of the audio visual content, information of documents derived from the Hosted Services on any other server or internet based device

•	reverse engineer or access the Software with the intention of creating a competitive product or service or copying or building any concepts, features, functions or graphics of the Hosted Services.

3
User Licenses cannot be shared by more than one individual user.  If the Licensed User ceases to be employed by the Client, or ceases to require access to the Hosted Services, the Client may request ServicePower to re-assign the user License to a new user.

4	The Client shall not and shall ensure that none of the Licensed Users shall:

•	send spam or otherwise duplicative or unsolicited messages in violation of applicable laws;

•	send or store any obscene, defamatory, threatening or other unlawful material, including material which may be harmful to children or constitute a violation of the personal rights of any third party;

•	attempt to gain unlawful access to the Hosted Services or the Software or assist any third party to do so;

send or store material containing software viruses, worms, Trojan horses or other harmful or potentially harmful computer coding.

Exhibit 5 - Change Request Form

SERVICEPOWER CHANGE CONTROL DOCUMENTATION
Upon completion of this project, this control document will be archived to a master library for future reference

Project Name
Brief Project Description

Project Mgr Name	Bus. Owner’s Name	Date Initiated	Date Complete	Project I.D. #:

Business requirements / functionality
In the space provided below, define the business requirements and/or functionality that this change must meet.  Include process maps and/or supporting documentation.  All supporting documentation must be scanned and attached to this master document.

Technical Specifications In the space provided below, define the technical specifications / requirements. Include process maps and/or supporting documentation.

TIME ESTIMATES to make the change:   (Use attachment if necessary.)

Lifecycle Stage                                Est. Time                      Act. Time                      Date Comp.                                                      Remarks
Analysis/Design                            __________                 __________            ____/____/____                                  ___________________________________
Coding/Testing                              __________                 __________            ____/____/____                                  ___________________________________
Acceptance                                     __________                 __________            ____/____/____                                  ___________________________________
Total Hours:                                          ________                   ________                                                             ______________________________
    Project Impact Analysis Needed:    Yes / No     (If yes, include impact on budget, resources, exhibit, risk etc.)

Cost/Benefit:
Revenue to be invoiced or Estimated cost savings (provide detail how derived)         $
Cost (number of hours to complete at $55/hour)                                                                $...............................
Estimated profit generated                                                                                                      $

APPROVALS:Change Approved: ______       Change Not Approved: ______       Hold (Future Enhancement): ______

1. Signature ____________________________________________Date: ____/____/____

2. Signature ____________________________________________Date: ____/____/____

3. Signature ____________________________________________Date: ____/____/____

Exhibit 6

Additional services

Change Control Form
SERVICEPOWER CHANGE CONTROL DOCUMENTATION
Upon completion of this project, this control document will be archived to a master library for future reference

Project Name
Brief Project Description

Project Mgr Name	Bus. Owner’s Name	Date Initiated	Date Complete	Project I.D. #:

Business requirements / functionality
In the space provided below, define the business requirements and/or functionality that this change must meet.  Include process maps and/or supporting documentation.  All supporting documentation must be scanned and attached to this master document.

• 4th Claim Type (Warranty Extension) – This would require edit changes based on an additional claim type.  Also, ServicePower will need to create logic to store percentage mark-up at a servicer level based on the 4th claim type.

• Labor reimbursement driven by Part – ServicePower will need a place to store the labor override at the part line level.  The claim edit validation will need to be changed to use the override from the part file.

• Labor rate matrix visible to the servicer from the claim form – Design a popup from Repair Category that would allow the servicer to see the various rates based on the Repair Category selected.

Allow document attachments to claims – Modify and merge the existing document uploading functionality with the claim form.  Create a button that would allow a servicer to select a document type that would be uploaded and attached.  Create storage structure to retrieve and display documents from the claim form.  Create an edit to validate the existence of an uploaded document.  Create a method to allow the verification of an uploaded document by MDEA.

Technical Specifications In the space provided below, define the technical specifications / requirements. Include process maps and/or supporting documentation.

TIME ESTIMATES to make the change:   (Use attachment if necessary.)

Lifecycle Stage                                Est. Time                      Act. Time                      Date Comp.                                                      Remarks
Analysis/Design                           _________                  __________               ____/____/____                                  ___________________________________
Coding/Testing                             _________                  __________              ____/____/____                                   ___________________________________
Acceptance                                    _________                  __________             ____/____/____                                    ___________________________________
Total Hours:                  __150______                                                                           ________                                   Project Impact Analysis Needed:    Yes / No     (If yes, include impact on budget, resources, schedule, risk etc.)

APPROVALS:Change Approved: ______       Change Not Approved: ______       Hold (Future Enhancement): ______

1. Signature ____________________________________________Date: ____/____/____

2. Signature ____________________________________________Date: ____/____/____

3. Signature ____________________________________________Date: ____/____/____